Exhibit 10.24
[SONICS LETTERHEAD]
August 22, 2007
Mr. Michael Holton
c/o Smart Technology Ventures III, SBIC L.P.
1801 Century Park West, 5th Floor
Los Angeles, CA 90067

Re:	Sonics, Inc. Board of Directors
Dear Michael:
          This is by way of follow-up to our recent telephone conversation regarding the restructuring of Sonics’ Board of Directors necessitated by our proposed initial public offering. I very much appreciate your understanding and support of Sonics’ interests in this regard.
          As we discussed, in light of the IPO, the Board needs to be restructured to be an appropriate public company board of directors. In addition, I personally want to add members to whom I and others in management can look for advice regarding our new (and extensive) legal and business obligations.
          My goal is to have a five-person Board following the IPO. The Board would consist of myself and four independent directors, as defined by the rules of the Nasdaq Stock Market (which will initially be Herbert Chang, Alberto Sangiovanni-Vincentelli, Michael Sophie and Mark DeNino). Of course, the nominating committee of the Board would consider subsequently adding members with appropriate industry or other experience.
          Toward this end, I want to confirm your agreement that you will resign from the Board effective at the latest to occur of (1) 60 days following the closing of our IPO, or (2) the date on which a majority of Sonics’ Board votes to accept such resignation. At that point, the first offer and voting agreement will have expired.
          I would appreciate it if you and David Nazarian would countersign a copy of this letter and return it to me to confirm your and Smart’s agreement to the foregoing.
          Once again, I want to personally thank you and David for your support on this issue.

Very truly yours,
/s/ Grant A. Pierce

Grant A. Pierce President & CEO

Agreed to:

/s/ Michael Holton
Michael Holton

Smart Technology Ventures III, SBIC L.P.

/s/ David Nazarian
By: David Nazarian
Its: Managing Member